Exhibit 4.25

addendum no. 3
to
AGREEMENT AND PLAN OF MERGER

This addendum, dated March 27, 2025 (the “Effective Date”) constitutes addendum no. 3 (the “Addendum”) to that certain Agreement and Plan Of Merger dated April 10, 2024, as amended by Addendum No. 1 dated August 14, 2024, and Addendum No. 2 dated November 26, 2024 (hereinafter together, the “Agreement”), by and between, SciSparc Ltd., an Israeli limited company (the “Parent”), SciSparc Merger Sub Ltd., an Israeli limited company and wholly-owned subsidiary of Parent (“Merger Sub”), and AutoMax Motors Ltd., an Israeli limited company (the “Company”).

WHEREAS	the Parties wish to modify and amend certain provisions set forth in the Agreement, all as further stipulated herein.

NOW THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	Amendment of End Date:

Notwithstanding Section 9.1(b) of the Agreement, the End Date shall be extended from March 31, 2025, to September 30, 2025.

2.	Amendment of Exhibit A – Certain Definitions:

The definition of “Exchange Ratio” shall revised as follows:

“Exchange Ratio” means, subject to Section 1.5(h), the result of the following calculation ~~(rounded to four decimal places)~~: the number of the Parent Outstanding Shares divided by 0.5001 multiplied by 0.4749 divided by (the number of the Company Outstanding Shares less the number of the Company Ordinary Shares set forth in the Parent Ownership Certificate); so that, in any event, immediately following the Effective Time, holders of Company Outstanding Shares (other than the Parent) and Parent Pre-Funded Warrants issued hereunder will hold together 49.99%, minus the Finder Fee, of the Parent Outstanding Shares, immediately following the Effective Time, all which shall be calculated in accordance with the example of the calculation set forth in Section 1.6(a) of the Parent Disclosure Schedule.

3.	General

3.1.	Any and all provisions, terms and/or conditions contained in the Agreement shall continue in full force and effect, unless and to the extent otherwise expressly provided herein which provisions will supersede any such provisions of the Agreement. In the event of a conflict or inconsistency between the terms of the Agreement, previous addendums/amendments (if any), and the terms of this Addendum, the terms of the latter shall govern and prevail.

3.2.	This Addendum shall be deemed for all intents and purposes an integral part of the Agreement.

3.3.	Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have caused this Addendum to be executed as of the Effective Date.

SCISPARC LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chief Executive Officer

SCISPARC MERGER SUB LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Director

AUTOMAX MOTORS LTD.

By:	/s/ Tomer Levi
Name:	Tomer Levi
Title:	Director

By:	/s/ Yaara Alfi
Name:	Yaara Alfi
Title:	Chief Financial Officer